MANAGEMENT EMPLOYMENT CONTRACT

This Employment Contract ("Contract") is made and effective this 8-2-2004, by and between Systems Evolution Inc. ("Company") and Willie Albert Jackson Jr. ("Executive").

NOW, THEREFORE, the parties hereto agree as follows:

1. Employment.

Company hereby agrees to employ Executive as its Vice President - Infrastructure Support & Services and Executive hereby accepts such employment in accordance with the terms of this Contract and the terms of employment applicable to management Executives of Company. In the event of any conflict or ambiguity between the terms of this Contract and terms of employment applicable to management Executives, the terms of this Contract shall control. Election or appointment of Executive to another office or position, regardless of whether such office or position is inferior to Executive's office or position, shall not be a breach of this Contract as long Executive’s compensation remains as defined within this Contract.

2. Duties of Executive.

The duties of Executive shall include the performance of all of the duties typical of the office held by Executive as described in any published job description and such other duties and projects as may be assigned by a superior officer of the Company, if any, or the board of directors of the Company. Executive shall devote his entire productive time, ability and attention to the business of the Company and shall perform all duties in a professional, ethical and businesslike manner. Executive will not, during the term of this Contract, directly or indirectly engage in any competing enterprise or activity, either as an Executive, employer, consultant, principal, officer, director, advisor, or in any other capacity, either with or without compensation, without the prior written consent of Company.

3. Compensation.

Executive will be paid compensation during this Contract as follows:

·
A Base Salary of $100,000 (one-hundred thousand dollars) per year, payable in installments according to the Company's regular payroll schedule. The base salary shall be adjusted at the end of each year of employment at the discretion of Executive Management.

·
Retention - 900,000 Stock Options of SEVI.OB ($0.25 per share - Twenty-Five Cents) vested quarterly over the term of the Contract at a rate of 1/12th of total Retention options granted, e.g. 75,000 Options vested per calendar quarter.

·
A Management Bonus Opportunity (MBO) in the amount of 100% of Base Salary. The MBO earned will be based upon attainment defined Revenue and Operating Income (OI) Goals. MBO attainment will be accrued monthly and paid quarterly. Payment will be made for each on the second pay-cycle of the month following the period. The MBO will be calculated as follows:

Opportunity	% of MBO	Measurement Payout	Leverage Based on % Attainment of Goal
			< 80%	80% to 100%	> 100%
Quarterly Revenue	50% -or - $12,500	Quarterly Revenue Quarterly	No Bonus	Bonus % equals attainment % (e.g., 97% attainment = 97% bonus payout)	Amount above 100% is doubled (e.g.,105% attainment = 110% bonus payout)
18% Operating Income	50% -or - $12,500	18% Operating Income Quarterly	No Bonus	Bonus % equals attainment % (e.g., 80% attainment = 80% bonus payout)	Amount above 100% is doubled (e.g.,101% attainment = 102% bonus payout)

·
Performance - 900,000 Stock Options of SEVI.OB ($0.05 per share - Five Cents) vested semi-annually over the term of the Contract at a rate of 1/6th of total options granted, e.g. 150,000 Options vested per 6 months. Options will be granted for attainment of ISS Division Operating Income (O/I) Goal of 18%. Operating Income will be calculated semi-annually and Options will be granted according to percent of attainment as follows:

Opportunity	Options	Measured	Leverage Based on % Attainment of Goal
			< 70%	70% to 100%
18% Operating Income	150,000	Semi-Annual	No Performance Options Granted	Options Grant % equals attainment % e.g. 87% = 130500 95% = 142,500 100% = 150,000

·	A Signing Bonus of 100,000 Stock Options of SEVI.OB ($0.05 per share - Five Cents) vested upon date of hire.

4. Benefits.

Paid Time Off. You will be entitled, on a yearly basis, to 184 hours (23) days of time off with pay, which includes time that is intended for holidays, vacations, personal time, and time needed for illness.

Medical and Group Life Insurance. Company agrees to include Executive in the group medical and hospital plan and contribute not less than $175.00 per month towards Executive’s cost to participate in the plan. Executive shall be responsible for payment of any federal or state income tax imposed upon these benefits.

Pension and Profit Sharing Plans. Executive shall be entitled to participate in any pension or profit sharing plan or other type of plan adopted by Company for the benefit of its officers and/or regular Executives.

Automobile Expense. Company will reimburse Executive for all automobile operating expenses incurred by Executive in the performance of an Executive's company duties.

Expense Reimbursement. Executive shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Executive in the performance of Executive's duties. Executive will maintain records and written receipt as required by the Company policy and reasonably requested by the board of directors to substantiate such expenses. Company agrees to reimburse Executive $50.00 per month for business use of personal cell and $50.00 per month for business use of home internet services.

A)
The Initial Term of this Contract shall commence on July 1, 2004 and it shall continue in effect for a period of Thirty-Six (36) months. Thereafter, the Contract shall be renewed upon the mutual agreement of Executive and Company. This Contract and Executive's employment may be terminated at Company's discretion during the Initial Term, provided that Company shall pay to Executive an amount equal to payment at Executive's base salary rate for twelve (12) months if such termination occurs within the 1st year of the Initial Term or six (6) months if such termination occurs after the 1st year of the Initial Term. In the event of such termination Executive vesting schedule will mature for the same number of months and Executive shall be paid any bonus, commission payment or any other compensation then in effect, prorated or otherwise.

B)
This Contract and Executive's employment may be terminated by Company for cause or in the event that Executive is in breach of any material obligation owed Company in this Contract, habitually neglects the duties to be performed under this Contract, engages in any conduct which is dishonest, damages the reputation or standing of the Company, or is convicted of any felony or engages in any act of moral turpitude, then Company may terminate this Contract upon five (5) days notice to Executive. In event of termination of the agreement pursuant to this subsection, Executive shall be paid only at the then applicable base salary rate up to and including the date of termination. Executive shall not be paid any commissions or bonus payments or other compensation, prorated or otherwise.

C)
This Contract may be terminated by Executive at Executive's discretion by providing at least thirty (30) days prior written notice to Company. In the event of termination by Executive pursuant to this subsection, Company may immediately relieve Executive of all duties and immediately terminate this Contract. In the event of such termination Executive vesting schedule will mature to the termination date included in Executive's original termination notice and Executive shall be paid any bonus, commission payment or applicable base salary for the same period.

D)
In the event Company is acquired, or is the non-surviving party in a merger, or sells all or substantially all of its assets, this Contract shall not be terminated and Company agrees to use its best efforts to ensure that the transferee or surviving company is bound by the provisions of this Contract.

6. Notices.

Any notice required by this Contract or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services;

If to Company: SYSTEMS EVOLUTION INC.
10707 Corporate DR, Suite 156
Stafford, TX 77477

If to Executive: Willie Albert Jackson Jr.
15615 Oakworth Court
Sugar Land, TX 77478

7. Final Contract.

This Contract terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Contract may be modified only be a further writing that is duly executed by both parties.

8. Governing Law.

This Contract shall be construed and enforced in accordance with the laws of the State of Texas.

9. Headings.

Headings used in this Contract are provided for convenience only and shall not be used to construe meaning or intent.

10. No Assignment.

Neither this Contract nor any or interest in this Contract may be assigned by Executive without the prior express written approval of Company, which may be withheld by Company at Company's absolute discretion.

11. Severability.

If any term of this Contract is held by a court of competent jurisdiction to be invalid or unenforceable, then this Contract, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

12. Disputes.

The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Contract. Any controversy, claim or dispute that cannot be so resolved shall be settled through legal remedies in accordance with applicable laws, regulations, and procedures for the State of Texas and County of Harris and may be entered in any court having jurisdiction thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Contract as of the date first above written. Accepted to and agreed upon by:

Richard Hartmann, COO
Systems Evolution Inc.

/s/ Richard N. Hartmann
________________________________
Signed

President
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Title:

8/23/04
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Date:

Willie Albert Jackson, Jr.

/s/ Willie A. Jackson, Jr.
________________________________
Signed

DIrector - SMB Solutions
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Title:

August 23, 2004
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Date: